                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) November 18, 2005


                       Peoples Ohio Financial Corporation
                       ----------------------------------
             (Exact name of registrant as specified in its charter)

        OHIO                     0-49619                        31-1795575
------------------------   ---------------------    ---------------------------------
(State of Incorporation)   (Commission File No.)    (IRS Employer Identification No.)

                             635 South Market Street
                                Troy, Ohio 45373
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code: 937.339.5000


         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 8.01      Other Events.


The following was contained in a press release issued by Peoples Ohio Financial Corporation on November 21, 2005


                       PEOPLES OHIO FINANCIAL CORPORATION
                               FINANCIAL OVERVIEW
                            FIRST QUARTER FISCAL 2006


Peoples Ohio Financial Corporation (the "Company"), the holding company for Peoples Savings Bank (the "Bank"), reported earnings of $547,000 for the quarter ended September 30, 2005, an increase of $125,000, or 29.6%, from the $422,000 reported for the same period in 2004. Basic earnings per share were $0.07 for the quarter ended September 30, 2005, compared to $0.06 for the quarter ended September 30, 2004. Fully diluted earnings per share were $0.07 for the quarter ended September 30, 2005, compared to $0.06 for the quarter ended September 30, 2004.

Net interest income was $1,896,000 for the quarter ended September 30, 2005, $178,000, or 10.4%, greater than the $1,718,000 reported for the quarter ended September 30, 2004. Total interest income was $2,978,000 for the quarter ended September 30, 2005, an increase of $270,000, or 10.0% from the $2,708,000 reported during the quarter ended September 30, 2004, due to higher average loans outstanding coupled with slightly increasing interest rates. The increase was attributed to an increase in the balance of average loans outstanding during the period which increased by $22.9 million or 15.2% from $ 151.0 million during the quarter ended September 30, 2004 to $ 173.9 million during the same period in fiscal 2005. The increase in interest income was partially offset by a $92,000 or 9.3% increase in interest expense during the same period as average interested-bearing deposits increased by $10.1 million or 8.7% coupled with the average rate being paid on those deposits increasing by 56 basis points. While average Federal Home Loan Bank advances declined from $55.5 million during the first quarter of 2005 to $48.6 million for the same period in fiscal 2006 with the average rate being paid on those advances declining by 19 basis points.

Noninterest income increased $116,000, or 21.4%, to $659,000 for the quarter ended September 30, 2005, compared to the $543,000 recorded for the quarter ended September 30, 2004, as the Bank realized a gain of $121,000 on the sale of its credit card loan portfolio during the quarter.

Noninterest expense was $1,720,000 for the quarter ended September 30, 2005, $110,000 or 6.8% higher than the $1,610,000 reported for the quarter ended September 30, 2004. This increase was primarily attributable to increases in salaries and employee benefit expense. The increase in salaries and employee benefit expense of $110,000 or 15.2% related to an increase in the number of full time equivalent employees from 58 to 60 as the Bank hired an additional commercial lender and banking center manager during the fourth quarter of fiscal 2005. This is in addition to normal annual wage increases and increases in the portion of health insurance provided by the Bank for its employees.

Total assets at September 30, 2005 were $200.6 million, compared to $199.9 million at June 30, 2005, as the Bank took advantage of increases in interest rates to begin growing its loan portfolio. Net loans increased $3.9 million or 2.3% during the quarter. This increase was attributable to increases in first and second mortgages on one-to-four family homes, as well as, commercial real estate loans.

Effective September 29, 2005, the Boards of Directors for Peoples Ohio Financial Corporation and Peoples Savings Bank announced approval of a definitive agreement to merge into MainSource Financial Group of Greensburg, Indiana. The definitive agreement enables Peoples Savings Bank to become a stand-alone, chartered commercial bank with a restructured local board under MainSource ownership. Timeline for the merger process is expected to extend into the first quarter of calendar 2006 with various regulatory approvals required as well as the approval of shareholders of Peoples Ohio Financial Corporation.

This earnings report may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.

Peoples Ohio Financial Corp. stock is traded over the counter under the symbol "POHF." Sweeney Cartwright & Co. (Contact George Geissbuhler at 1-800-334-7481) and Robert W. Baird, Investments (Contact Bob Lucas at 1-888-223-3296) act as market-makers for the Company's stock.

Peoples Ohio Financial Corporation
Condensed, Consolidated Balance Sheets
September 30, 2005 and June 30, 2005
(in thousands)

                                                       September 30,   June 30,
                                                           2005          2005
                                                         --------      --------
Assets                                                  (unaudited)

 Cash and Cash equivalents                               $  5,912      $  8,992
 Investment securities                                      4,262         4,422
 Loans, net                                               175,125       171,187
 FHLB stock                                                 5,806         5,736
 Bank-owned life insurance                                  4,405         4,362
 Other assets                                               5,099         5,182
                                                         --------      --------
     Total assets                                        $200,609      $199,881
                                                         ========      ========

Liabilities and shareholders' equity
 Deposits                                                $123,669      $126,520
 FHLB advances                                             49,381        46,123
 Other liabilities                                          2,023         1,813
                                                         --------      --------
      Total liabilities                                   175,073       174,456
Equity for ESOP shares                                        634           500
Shareholders' equity                                       24,902        24,925
                                                         --------      --------
      Total liabilities and shareholders' equity         $200,609      $199,881
                                                         ========      ========

Peoples Ohio Financial Corporation
Condensed, Consolidated Statements of Income
For the Quarter Ended September 30, 2005 and September 30, 2004
(unaudited, in thousands, except share data)

                                                            Quarter ended              Quarter ended
                                                         September 30, 2005         September 30, 2004
                                                         ------------------         ------------------
Interest income                                                $  2,978                   $  2,708
Interest expense                                                  1,082                        990
                                                               --------                   --------
   Net interest income                                            1,896                      1,718
Provision for loan losses                                            30                         30
                                                               --------                   --------
   Net interest income after provision for loan loss              1,866                      1,688
Noninterest income                                                  659                        543
Noninterest expense                                               1,720                      1,610
Income tax expense                                                  258                        199
                                                               --------                   --------
     Net income                                                $    547                   $    422
                                                               ========                   ========
Earnings per share:
   Basic                                                       $   0.07                   $   0.06
                                                               ========                   ========
   Diluted                                                     $   0.07                   $   0.06
                                                               ========                   ========
Dividends per share                                            $   0.07                   $  0.065
                                                               ========                   ========

Peoples Ohio Financial Corporation
Selected Financial Data
(unaudited, in thousands)

                                                    As of                As of
                                              September 30, 2005     June 30, 2005
                                              ------------------     -------------
Total assets                                       $200,609             $199,881
Investment securities                                 4,262                4,422
Total loans                                         176,423              171,912
Allowance for loan losses (ALL)                         751                  725
ALL to total loans                                     0.43%                0.42%
Non-performing assets                              $  1,162             $    748

                                      Quarter ended September 30, 2005    Quarter ended September 30, 2004
                                      --------------------------------    --------------------------------
ROA                                                1.09%                                .87%
ROE                                                8.78%                               6.96%

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            PEOPLES OHIO FINANCIAL CORPORATION


                                            By: /s/ Ronald B. Scott
                                               ---------------------------------
                                               Ronald B. Scott
                                               President


Date:  November 18, 2005